Exhibit 10.3

Execution Version

FIFTH AGREEMENT OF AMENDMENT
TO
REVOLVING LOAN AND SECURITY AGREEMENT
AND OTHER DOCUMENTS

This Fifth Agreement of Amendment to Revolving Loan and Security Agreement and Other Documents ("Fifth Agreement of Amendment") shall be dated and effective as of October 30, 2013, and is by and among STERLING NATIONAL BANK, having offices at 500 Seventh Avenue, New York, N.Y. 10018-4502 ("Sterling"), and any other entity becoming a Lender pursuant to the Loan Agreement (defined below) are collectively referred to as the ″Lenders″ and individually as a "Lender;" and Sterling as the Agent for the Lenders as well as acting for the benefit of Lenders ("Agent"); SPAR Group, Inc., a Delaware corporation ("SGRP"), National Assembly Services, Inc., a New Jersey corporation, and SPAR Group International, Inc., SPAR Acquisition, Inc., SPAR Trademarks, Inc., and SPAR Marketing Force, Inc., each a Nevada corporation (collectively, the ″Original Borrower″), SPAR Canada, Inc., a Nevada corporation, and SPAR Canada Company and SPAR Wings & Ink Company, each an unlimited liability company incorporated in the Province of Nova Scotia, Canada (collectively the ″New Borrower″), (the Original Borrower and New Borrower together, either separately, jointly, or jointly and severally, "Borrower"); with each Borrower currently having an address at 333 Westchester Avenue, South Building, Suite 204, White Plains, N.Y. 10604.

RECITALS

A.     The Original Borrower has executed and delivered (i) a certain Secured Revolving Loan Note dated July 6, 2010 in the original maximum principal sum of Five Million Dollars ($5,000,000.00), as subsequently amended to Six Million Five Hundred Thousand Dollars ($6,500,000.00), as previously amended (the ″Existing Note") and as amended hereby (the "Note″), payable to the order of Agent.

B.     In connection with the execution and delivery of the Note and to secure payment and performance of the Note and other obligations of the Original Borrower to Agent, the Agent and Original Borrower have executed, among other things, a Revolving Loan and Security Agreement effective July 6, 2010, as previously amended (the ″Existing Loan Agreement") and as amended hereby ("Loan Agreement").

C.     In addition to the foregoing documents, the Borrower and Agent have executed or delivered other collateral agreements, certificates and instruments perfecting or otherwise relating to the security interests created. For purposes of convenience, the Note, Loan Agreement and related collateral agreements, certificates and instruments as previously executed and amended are referred to as the "Existing Loan Documents″ and as amended hereby are collectively referred to as the "Loan Documents.″

D.     Borrower has requested and Agent has agreed to a modification of the loan evidenced by the Existing Note subject to the Existing Loan Documents. In particular, the Original Borrower has requested that the New Borrower join as and become a Borrower and be bound as a Borrower pursuant to the terms of the Loan Documents.

E.     In addition, Agent and Borrower wish to clarify certain of their rights and duties to one another as set forth in the Loan Documents.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Fifth Agreement of Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

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AGREEMENTS

1.     The New Borrower hereby joins in and assumes (on a joint and several basis) all of the representations, warranties, covenants, agreements and obligations of a Borrower under, and Lenders and Borrower reaffirm, consent and agree to all of the terms and conditions of the Loan Documents as binding, effective and enforceable according to their stated terms, except to the extent that such Loan Documents are hereby expressly modified by this Fifth Agreement of Amendment.

2.     In the case of any ambiguity or inconsistency between the Loan Documents and this Fifth Agreement of Amendment, the language and interpretation of this Fifth Agreement of Amendment is to be deemed binding and paramount.

3.     The Loan Documents (and any exhibits thereto) are hereby amended (and the indicated definitions and other provisions are hereby inserted or amended, restated and replaced) as follows, effective as of the date first written above:

A.	As to all Loan Documents:

(i)

″Fifth Agreement of Amendment" shall mean the Fifth Agreement of Amendment to Revolving Loan and Security Agreement and Other Documents among the Borrower, Lender and Agent dated as of October 30, 2013;

(ii)

"Original Borrower″ shall mean SPAR Group, Inc., a Delaware corporation (″SGRP") , National Assembly Services, Inc., a New Jersey corporation, and SPAR Group International, Inc., SPAR Acquisition, Inc., SPAR Trademarks, Inc., and SPAR Marketing Force, Inc., each a Nevada corporation, which were the parties constituting the Borrower immediately prior to the Fifth Agreement of Amendment (and remaining after various subsidiary mergers);

(iii)

"New Borrower″ shall mean SPAR Canada, Inc., a Nevada corporation, and SPAR Canada Company and SPAR Wings & Ink Company, each an unlimited liability company incorporated in the Province of Nova Scotia, Canada, which are subsidiaries of SGRP and have been added to the parties constituting the Borrower by the Fifth Agreement of Amendment;

(iv)	Each New Borrower is hereby added to and deemed to be included in the definition of the Borrower as defined in the Loan Documents;

(v)

Each New Borrower hereby agrees to and shall be separately, jointly and jointly and severally liable for each of the representations, warranties, covenants, pledges, indemnities, waivers, releases and other obligations and agreements of, and hereby agrees to join in, assume and be bound accordingly as a Borrower under and pursuant to the Loan Documents;

(vi)	Each New Borrower as a Borrower consents to and ratifies the Loan Documents as amended by this Fifth Agreement of Amendment;

(vii)

"UCC″ and ″Uniform Commercial Code" shall mean the Uniform Commercial Code or the Personal Property Security Act (Canada), in each case as amended from time to time and then in effect in the applicable State;

(viii)

"Uniform Commercial Code Financing Statements″, "UCC Financing Statement″ or "Financing Statement″ shall mean the applicable financing statement or similar filing under the Uniform Commercial Code (including the PPSA);

(ix)	"PPSA″ shall mean the Personal Property Security Act (Canada) in each case as amended from time to time and then in effect in the applicable State;

(x)

"State″, "state″ or any similar reference shall mean the applicable state, district or territory of the United States of America or province or territory of Canada, but all references to New York or New York law where mentioned in the Loan Documents are not intended to be amended hereby;

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(xi)	To the extent that the Loan Documents refer to attorneys’ fees, such reference as applicable to the New Borrower, is deemed to refer to legal fees;

(xii)

"law″ shall mean the applicable law of the United States of America, a state, district or territory of the United States of America, Canada, or a province or territory of Canada, in each case as amended from time to time and then in effect in the applicable country or state; and to the extent that the Loan Documents refer to or incorporate insurance provisions requiring compliance with the applicable law of the State of New York, in the case of an applicable New Borrower such reference shall be deemed to instead require compliance with the law of the applicable law of the applicable province or territory in Canada.

(xiii)

"Bankruptcy Code″ or "bankruptcy″ (in respect of any referenced court, law, official, proceeding or the like) shall mean, as applicable, the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), or any other present or future law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution, liquidation, appointment of any trustee, referee, administrator or other bankruptcy official, or any similar relief or remedy, and all rules and regulations thereunder; in each case whether domestic or foreign and as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time or any corresponding or succeeding law.

B.	As to the Loan Agreement:

(i)	The following Definitions are hereby added or amended and restated to read as follows:

″Confidential Information″ – as defined in Section 17.7

″GAAP″ or "US GAAP″ – means generally accepted accounting principles consistently applied as then in effect in the United States of America. (For clarity, SPAR Canada Company and SPAR Wings & Ink Company are included in SGRP’s consolidated financial statements and Borrower’s combined financial statements in accordance with US GAAP).

″Indebtedness Currency″ – as defined in Section 18.15.

″Judgment Currency″ – as defined in Section 18.15.

″OHS Regulations″– as defined in Section 5.11.

″Permitted Guaranty″ – as defined in Exhibit D.

″Rate of Exchange″ – shall mean, in respect of any applicable New Borrower or Canadian obligation, the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the relevant date.

″Related Rights″ – all of Borrower’s rights arising under, by reason of, or otherwise in connection with, any agreement, right, license, or permit (including the right to receive payments under any of them)

″Tangible Net Worth″ - as defined in Section 7.15

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(ii)	Subsection 1.1 (c) (D) is hereby amended and restated to read as follows:

Accounts (not to exceed $2,500,000 in the aggregate) with respect to which the account debtor is not billed in and paid from the United States of America or Canada (excluding the province of Quebec) unless such Account is (1) fully guaranteed and secured by an irrevocable letter to credit in form and substance satisfactory to Agent and drawn on a United States bank acceptable to Agent, or (2) is fully covered by foreign credit insurance pursuant to a policy satisfactory in form and substance to Agent and issued by an insurer acceptable to Agent; provided however that conditional requirements (1) and (2) above do not apply to SPAR Canada Company and SPAR Wings & Ink Company.

(iii)	Subsection 1.1(c)(F) is hereby amended and restated to read as follows:

Accounts with respect to which the account debtor is the government of the United States or Canada or any subdivision or authority thereof unless assigned to Agent and otherwise in full compliance with the federal Assignment of Claims Act, Financial Administration Act (Canada) or any similar act or regulation and such compliance is satisfactory to Agent;

(iv)	Subsection 1.1(c)(M) is hereby amended and restated to read as follows:

Accounts of an account debtor where the account debtor is located in a State that requires a Notice of Business Activities Report or similar report under the Investment Canada Act or other legislation to be filed and the Borrower has not filed same for the current year or where the Borrower is not otherwise authorized to transact business in said state, province or territory or where the Borrower is not in good standing in such state, province or territory.

(v)	Section 1.3 (g) is hereby amended and restated to read as follows:

In no event is the interest rate or other charges of this Agreement to exceed the highest rate permissible under law. If any provision of this Agreement or any other instrument executed in connection thereto be construed or held to permit the collection of or to require the payment of any amount of interest in excess of that permitted by applicable law or would result in the receipt of interest at a criminal rate (as defined in the applicable New York statute or Criminal Code (Canada)), then such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the applicable recipient of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest for purposes of applicable law, including (to the extent applicable) the applicable New York statute or Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by the applicable New York statute or that section of the Criminal Code (Canada), then such Borrower shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Borrower. The intention of the parties is to conform strictly to the applicable laws relating to maximum rates of interest. This Agreement and each other instrument evidencing or relating to the Debt are to be held subject to reduction or rebate as to any amount paid by or on behalf of the Borrower in violation of any such law.

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(vi)	Section 1.3(k) is hereby added as follows:

As applicable to the New Borrower, for the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days, or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be.

(vii)	Section 1.3(l) is hereby added as follows:

For purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest shall not apply to any interest rate calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(viii)	Section 1.9(o) is hereby amended and restated to read as follows:

Subject to the filing, priority and remedies provisions of the Uniform Commercial Code, PPSA, the provisions of the Bankruptcy Code, the equity powers of a court of law and such other matters as may be agreed upon with Agent, in addition to those previously accepted in respect of the Loan Documents, counsel for the Borrower and the Guarantor has delivered to Agent opinion(s) satisfactory to Agent opining, inter alia, that each Revolving Loan document to which Borrower or any Guarantor is a party is valid, binding and enforceable in accordance with its terms, as applicable, and that the execution, delivery and performance by Borrower and Guarantor of the Revolving Loan documents to which such person or entity is a party are (i) duly authorized, (ii) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of Borrower or Guarantor, as the case may be, (iii) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract to which any Borrower or Guarantor is a signatory, or by which Borrower or Guarantor (or any Borrower's or Guarantor's assets) are bound; and (iv) pending litigation with Safeway, Inc. has been satisfactorily resolved and/or any further resolution thereof will not have a Material Adverse Effect;

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(ix)	The following is added to Article 4 as follows:

As to a New Borrower, to the extent that the creation of the security interest would constitute a breach, or cause the acceleration, of any agreement, right, license or permit to which Borrower is a party, the security interest will not attach to it, but Borrower shall hold its interest in trust for the Agent. Borrower shall assign that agreement, right, license, or permit to the Agent immediately upon obtaining the consent of the other party. The security interest will nonetheless immediately attach to any Related Rights if, to the extent that, and as at the time that attachment to the Related Rights is not illegal, is not enforceable against the Agent or other third parties generally, or would not result in an ineligible transfer or a material loss or expense to Borrower. Borrower shall use reasonable efforts to obtain all required material approvals as soon as reasonably practicable. To the extent permitted by law, Borrower shall hold in trust for the Agent and, after a Default occurs, provide the Agent with the benefits of, each agreement, right, license, or permit and enforce all Related Rights at the direction of and for the benefit of the Agent or at the direction of any other Person that the Agent may designate.

(x)	Section 5.7(e) is hereby amended and restated to read as follows:

They have not signed any extension agreement with the Internal Revenue Service, Canada Revenue Agency or any governmental authority or given any waiver of a statute of limitations with respect to the payment of taxes

(xi)	Section 5.9(b) is hereby amended and restated to read as follows:

The Borrower (other than SPAR Canada Company and SPAR Wings & Ink Company) is a “United States person(s)”, and the Borrower does not intend to apply the proceeds of the Revolving Loan directly or indirectly to the “acquisition” of “stock” of a “foreign issuer” or “debt obligation” of a “foreign obligor” in violation of (and as such terms are defined) in the United States Interest Equalization Tax Act, or to take or permit any other action which would subject Agent to the tax imposed by said Act.

(xii)	The following is added to Section 5.10 as follows:

No Borrower is a party to any (i) pension plan or plan which is subject to the Income Tax Act (Canada), or applicable pension benefits legislation in any other jurisdiction which is applicable to the Borrower’s or Subsidiaries’ employees resident in Canada, or (ii) any foreign pension or employee benefit plan or similar arrangement applicable to their respective employees in countries other than Canada or the United States of America..

(xiii)	Section 5.11 is hereby amended and restated to read as follows:

Section 5.11 OSHA and OHS Regulations

Borrower has duly complied with, and its facilities, business, leaseholds, equipment and other property are in compliance in all material respects with, the provisions of the federal Occupational Safety and Health Act (“OSHA”) applicable in the United States, the Occupational Health and Safety Regulations ("OHS Regulations") applicable in Canada and all rules and regulations thereunder and all similar state, provincial, territorial and local laws, rules and regulations; and there are no outstanding citations, notices or orders of material non-compliance issued to Borrower or relating to its facilities, business, leaseholds, equipment or other property under any such law, rule or regulation

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(xiv)	Section 5.12 is hereby amended and restated to read as follows:

The Inventory of the Borrower consists of items of a quality and quantity usable or saleable in the ordinary course of its business and is in compliance with the Fair Labor Standards Act, Fair Labour Standard Act (Canada) and the Canada Labour Code, as applicable. The value of obsolete items, items below standard quality and items in the process of repair have been written down to realizable market value, or adequate reserves have been provided. The value of inventory reflected on the Delivered Financials is set at the lower of cost or market in accordance with GAAP

(xv)	Subsection 6.7(n)(A) is hereby amended and restated to read as follows:

(A)     Upon the request of Agent, copies of all material reports and notices, other than routine annual reports, which the Borrower files with or receives under ERISA, OSHA, OHS Regulations or any occupational safety, pension or retirement, or Environmental Laws; and

(xvi)	Clause (ii) of Section 7.1 is hereby amended and restated to read as follows:

SPAR Group International, Inc. or any Foreign Subsidiary which is not a Borrower may acquire assets or the business of another corporation, partnership or entity organized and operating outside the United States provided that the funds utilized therefor are not derived from the proceeds of Collateral and are derived solely from any one or more of the operations or debt of the Borrower’s Foreign Subsidiaries which are not a Borrower, any Permitted Non-Borrower Transfer (as defined in Section 7.12) or any Approved Subordinated Debt (it being understood, however, that any funds may have been and hereafter may be transferred to a Borrower by a Foreign Subsidiary which is not a Borrower or the litigation proceeds described in Section 6.14(d) may be used for the purpose of repaying the Revolving Loan and reborrowed thereafter in accordance with the terms and conditions of this Agreement); when reborrowed, such funds are not to be deemed proceeds of Collateral if segregated or used by the Borrower for the purposes of a Permitted Non-Borrower Transfer and are not subject to any use restrictions provided in this Agreement. Prior to any transfer or acquisition set forth above, the Borrower shall submit to Agent a Compliance Certificate based upon the pro forma analysis of the effect of such transfer or acquisition.

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(xvii)	The last sentence of Section 7.6 is hereby amended and restated to read as follows:

Agent may, at any time hereafter, require that any or all of the Domestic Subsidiaries or Foreign Subsidiaries which are a Borrower execute instruments of guaranty of the Debt.

(xviii)	Section 7.12 is hereby amended and restated to read as follows:

They are not to enter into or be a party to any transaction with any Affiliate or Foreign Subsidiary, or make any payment to or transfer any property or assets to any Affiliated (defined as any business, person, corporation, partnership or entity, whether organized or existing in the United States or elsewhere, affiliated by common ownership or interest, or familial lineage, and their successors and assigns), in each case excluding transactions in the ordinary course of business to (a) any and all natural persons in the form of compensation or employee benefits pursuant to SGRP’s existing benefit plans and (b) with its Domestic Subsidiaries or Foreign Subsidiaries which are a Borrower, without the prior written consent of Agent. Notwithstanding the foregoing: the Borrower may engage in the foregoing transactions in the ordinary course of business with (i) either or both SPAR Management Services, Inc. and SPAR Marketing Services, Inc., provided that such transactions are not more favorable than comparable transactions with any other party, and (ii) its Affiliates pursuant to existing intellectual property arrangements, in each case as amended. Further notwithstanding the foregoing, SGRP, or any Domestic Subsidiary or Foreign Subsidiary which is a Borrower, may make any payment to or transfer any property or assets to any Foreign Subsidiary which is not a Borrower (each a “Permitted Non-Borrower Transfer”) provided that (a) the Borrower is in compliance with Sections 7.15, 7.16, 7.17 and 7.19 at the time of any such payment or transfer; (b) the aggregate amount of such payment or transfer does not exceed $1,500,000 at any time; and (c) excluding the $1,500,000 set forth in (b) above, any additional funds utilized therefor are (i) derived from the litigation proceeds described in Section 6.14(d) or (ii) are not derived from the proceeds of Collateral and are derived solely from any one or more of the operations or debt of the Borrower’s Foreign Subsidiaries which are not a Borrower (it being understood, however, that any such funds may have been and hereafter may be transferred to a Borrower by a Foreign Subsidiary or the litigation proceeds described in Section 6.14(d) may be used for the purpose of repaying the Revolving Loan and reborrowed thereafter in accordance with the terms and conditions of this Agreement; when reborrowed, such funds are not to be deemed proceeds of Collateral if segregated or used by the Borrower for the purposes of a Permitted Non-Borrower Transfer and are not subject to the use restrictions provided in this Agreement).

(xix)	The last sentence of Section 7.15 is hereby amended and restated to read as follows:

For the sake of clarity, the GAAP or any other determination in this Agreement respecting the Borrower (a) on a combined basis includes a Foreign Subsidiary which is a Borrower and excludes a Foreign Subsidiary which is not a Borrower and (b) on a consolidated or consolidating basis includes all Domestic Subsidiaries and Foreign Subsidiaries whether or not a Borrower; in each case except to the extent specifically provided otherwise.

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(xx)	Section 7.19 is hereby amended and restated to read as follows:

The Borrower is not to cause or permit its combined Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 as of the last day of each fiscal quarter for the twelve month period then ended. The term “Fixed Charge Coverage Ratio” is to be determined for the Borrower on a combined basis in accordance with GAAP and means and includes with respect to any fiscal period the ratio of (a)(i) EBITDA of Borrower on a combined basis, minus (ii) Non-Financed Capital Expenditures made by the Borrower on a combined basis during such period (including, without limitation, expenditures for software) to (b) Fixed Charges of the Borrower on a combined basis during such period. “EBITDA” means (on a combined basis for the Borrower) for the applicable period the sum of (i) earnings of Borrower on a combined basis before interest and taxes for such period plus (ii) depreciation expenses of Borrower on a combined basis for such period, plus (iii) amortization expenses of Borrower on a combined basis for such period, plus (iv) cash received during such period by Borrower from Foreign Subsidiaries which are not a Borrower as recorded through intercompany, less (v) other income and/or expense of Borrower on a combined basis for such period related to extraordinary litigation, less (vi) allocation of Borrower expenses during such period to the Foreign Subsidiaries which are not a Borrower as recorded through intercompany. “Non-Financed Capital Expenditures” means capital expenditures by Borrower on a combined basis during the applicable period not financed with proceed of purchase money financing permitted in Section 7.4. “Fixed Charge” means the sum (without duplication) of (i) all interest payments made on the Revolving Loan hereunder, plus (ii) all dividends or other distributions to stockholders (if permitted by Agent) and other payments made or paid with respect to any indebtedness for money borrowed (excluding the principal amount of Revolving Advances but including all payments made on capitalized leases) during such period, plus (iii) income or franchise taxes paid in cash during such period, plus (iv) all capital contributions and/or loans made by any Borrower to any Foreign Subsidiary which is not a Borrower during such period which are otherwise permitted by this Agreement.

(xxi)	Section 7.22 is hereby amended and restated to read as follows:

They are not to adopt (i) a pension plan or plan which is subject to the Income Tax Act (Canada), or applicable pension benefits legislation in any other jurisdiction which is applicable to the Borrower’s or Subsidiaries’ employees resident in Canada, or (ii) any foreign pension or employee benefit plan or similar arrangement applicable to their respective employees in countries other than Canada or the United States of America..

(xxii)	Section 7.23 is hereby added as follows:

Section 7.23 Duration of Covenants Regarding Prohibited Transactions

The covenants made in this Article 7 are to remain in effect for the duration of the term of this Agreement

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(xxiii)	Section 8.4 is hereby amended and restated to read as follows:

Section 8.4 Uniform Commercial Code and PPSA

At all times prior to and following Default, Lenders are entitled to all the rights and remedies of a secured party under the Uniform Commercial Code and PPSA as now or hereafter in effect in New York, Ontario, Nova Scotia and in any other jurisdiction where Collateral is located.

(xxiv)	Subsection 9.1(n) is hereby amended and restated to read as follows:

Upon any change in control of SGRP or the ownership interests of either SGRP or another Borrower in (A) the Borrower or in (B) a Domestic Subsidiary from that set forth in certificates executed and submitted on behalf of the Borrower contemporaneously herewith or hereafter;

(xxv)	Section 9.1(q) is hereby deleted and replaced with “Intentionally Deleted”.]

(xxvi)	Subsection 9.1(s) is hereby amended and restated to read as follows:

Upon the event that Borrower or any Domestic Subsidiary takes any action to authorize its liquidation or dissolution;

(xxvii)	Section 11.9 is hereby amended and restated to read as follows:

Each Borrower guarantees the obligations of each other Borrower hereunder and is jointly and severally liable without regard to which entity receives or has received the proceeds of the Revolving Loan and advances made hereunder. Each such entity hereby acknowledges that it expects to derive economic advantage from each Revolving Loan or advance made. Each Borrower hereby acknowledges and agrees that part or all of the proceeds for any given advance hereunder are transferred to such Borrower on an on-going basis, depending upon the relative needs of each Borrower at such time as the proceeds of such an advance are necessary to satisfy obligations of that Borrower arising in the ordinary course of the Borrower's business. Each Borrower further acknowledges and agrees that: (i) it conducts similar business operations and (ii) each Borrower's primary source of financing its operations is the proceeds received from the advances hereunder and from the business so financed.

(xxviii)	Section 11.17 is hereby added to read as follows:

Section 11.17 Proceeds of Crime Act

Each Lender and Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder, and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and/or the Lenders may be required to obtain, verify and record information regarding the Borrower and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Persons, and the transactions contemplated hereby. Each Borrower, shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Agent or any Lender or any prospective assignee or participant of a Lender in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

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(xxix)	Section 18.14 is hereby added to read as follows:

Section 18.14 Currency

Unless otherwise specified, all references to dollars or currency in this Agreement are to United States dollars. For the purpose of any calculation that is to be specified in United States dollars but which includes amounts in Canadian dollars, all amounts in Canadian dollars shall be converted to United States dollars on such terms, and at such applicable rates of exchange, as are available to the Agent at the time such calculation is made

(xxx)	Section 18.15 is hereby added to read as follows:

Section 18.15 Judgment Currency

(a)     If, for the purpose of obtaining or enforcing judgment against any party in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) an amount due to the Agent or the Lenders in another currency (the “Indebtedness Currency”) under this agreement, the conversion will be made at the Rate of Exchange prevailing on the Business Day immediately preceding the date on which judgment is given.

(b)     If, as a result of a change in the Rate of Exchange between the date of judgment and the date of actual payment, the conversion of the Judgment Currency into Indebtedness Currency dollars results in the Agent or the Lenders receiving less than the full amount of Indebtedness Currency dollars payable to the Agent or the Lenders, the Borrower agrees to pay the Agent or the Lenders any additional amount (and in any event not a lesser amount) as may be necessary to ensure that the amount received is not less than the full amount of Indebtedness Currency dollars payable by the Borrower on the date of judgment. Any additional amount due under this section will be due as a separate debt, gives rise to a separate cause of action, and will not be affected by judgment obtained for any other sums due under this agreement.

(xxxi)	Schedule 2 is hereby amended and restated consistent with the attached Schedule 2.

(xxxii)	The definition of "Inactive Subsidiary″ in Exhibit D is hereby amended and restated to read as follows:

“Inactive Subsidiary” shall mean any of the following direct and indirect subsidiaries of SGRP: NMS Retail Services ULC, a Nova Scotia unlimited liability corporation; SPAR NMS Holdings, Inc., a Nevada corporation; and SPAR, Inc., a Nevada corporation, which each were acquired or formed by Borrower after the Effective Date of the original Agreement of July 6, 2010. Prior to the Fifth Agreement of Amendment, the original Inactive Subsidiaries (namely Pacific Indoor Display Co., Inc., a California corporation, Pivotal Field Services, Inc., a Nevada corporation, Retail Resources, Inc., a Nevada corporation, SPAR All Store Marketing Services, Inc., a Nevada corporation, SPAR Bert Fife, Inc., a Nevada corporation, SPAR Marketing, Inc., a Nevada corporation, SPAR Marketing, Inc., f/k/a SPAR Acquisition, Inc., a Delaware corporation, SPAR Megaforce, Inc., a Nevada corporation, SPAR/PIA Retail Services, Inc., a Nevada corporation, and SPAR Technology Group, Inc., f/k/a SPARinc.com, Inc., a Nevada corporation) were been merged out of existence into each other or into an Original Borrower.

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4.     Borrower represents and warrants that there are no Defaults or events of Default pursuant to or defined in any of the Loan Documents, and that all warranties and covenants which have been made or performed by Borrower in connection with the Loan Documents were true and complete in all material respects when made or performed.

5.     All representations, warranties and covenants made by Borrower to Agent in the Loan Documents are true and complete in all material respects as if hereby repeated and (except as and to the extent limited to reference dates) first made expressly in this Fifth Agreement of Amendment.

6.     Except as otherwise provided herein, the Loan Documents shall continue in full force and effect, in accordance with their respective terms. The parties hereto hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to said Loan Documents as amended hereby and consent to the terms of this Fifth Agreement of Amendment. Capitalized terms used in this Fifth Agreement of Amendment which are not otherwise defined or amended herein have the meaning ascribed thereto in the Loan Documents.

7.     The parties agree to sign, deliver and file any additional documents and take any other actions that may reasonably be required by Agent including, but not limited to, affidavits, resolutions, or certificates for a full and complete consummation of the matters covered by this Fifth Agreement of Amendment.

8.     This Fifth Agreement of Amendment is binding upon, inures to the benefit of, and is enforceable by the heirs, personal representatives, successors and assigns of the parties. This Fifth Agreement of Amendment is not assignable by Borrower without the prior written consent of Agent; provided, however, that this Agreement shall be deemed to be assigned with any assignment of the Loan Agreement consented to by Agent.

9.     To the extent that any provision of this Fifth Agreement of Amendment is determined by any court or legislature to be invalid or unenforceable in whole or part either in a particular case or in all cases, such provision or part thereof is to be deemed surplusage. If that occurs, it does not have the effect of rendering any other provision of this Fifth Agreement of Amendment invalid or unenforceable. This Fifth Agreement of Amendment is to be construed and enforced as if such invalid or unenforceable provision or part thereof were omitted.

10.   This Fifth Agreement of Amendment may only be changed or amended by a written agreement signed by all of the parties. By the execution of this Fifth Agreement of Amendment, Agent is not to be deemed to consent to any future renewal or extension of the Revolving Loan or Loan Documents.

11.   This Fifth Agreement of Amendment is governed by and is to be construed and enforced in accordance with the laws of New York as though made and to be fully performed in New York (without regard to the conflicts of law rules of New York that would defer to the substantive laws of any other jurisdiction).

12.   The parties to this Fifth Agreement of Amendment acknowledge that each has had the opportunity to consult independent counsel of their own choice, and that each has relied upon such counsel's advice concerning this Fifth Agreement of Amendment, the enforceability and interpretation of the terms contained in this Fifth Agreement of Amendment and the consummation of the transactions and matters covered by this Fifth Agreement of Amendment.

13.   The Borrower agrees to pay all reasonable attorneys' fees incurred by Agent in connection with this Fifth Agreement of Amendment (in addition to those otherwise payable pursuant to the Loan Agreement), which fees are to be paid as of the execution hereof.

THE BORROWER, FOR ITSELF, ITS SUBSIDIARIES (IF ANY) AND AGENT HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS FOURTH AGREEMENT OF AMENDMENT OR THE DEBT AS AN INDUCEMENT TO THE EXECUTION OF THIS FIFTH AGREEMENT OF AMENDMENT.

[signatures appear on the following page]

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IN WITNESS WHEREOF, the parties have signed this Fifth Agreement of Amendment.

(BORROWER)

SPAR GROUP, INC.

NATIONAL ASSEMBLY SERVICES, INC.

SPAR GROUP INTERNATIONAL, INC.

SPAR ACQUISITION, INC.

SPAR TRADEMARKS, INC.

SPAR MARKETING FORCE, INC.

SPAR CANADA, INC.

SPAR CANADA COMPANY

SPAR WINGS & INK COMPANY

Witness:
	By:	/s/ James R. Segreto
Print Name:		James R. Segreto
Title:		Chief Financial Officer,
Treasurer and Secretary
(As to all Borrower entities)

(AGENT/LENDER)

STERLING NATIONAL BANK

	By:	/s/ Murray R. Markowitz
Print Name:	Name: Murray R. Markowitz
Title:	Title: First Vice President

[Signature Page to Fifth Agreement of Amendment to Revolving Loan and Security Agreement and Other Documents]

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ACKNOWLEDGMENT

STATE OF _________________

SS.:

COUNTY OF ______________,

BE IT REMEMBERED, that on this 30th day of October, 2013, before me, the subscriber, personally appeared JAMES R. SEGRETO who, I am satisfied, is the person who signed the within document as Chief Financial Officer, Treasurer and Secretary of SPAR GROUP, INC., NATIONAL ASSEMBLY SERVICES, INC., SPAR GROUP INTERNATIONAL, INC., SPAR ACQUISITION, INC., SPAR TRADEMARKS, INC., and SPAR MARKETING FORCE, INC., SPAR CANADA, INC., SPAR CANADA COMPANY, SPAR WINGS & INK COMPANY, the corporations ("Corporations") named therein and this person thereupon acknowledged that he is authorized to sign the within document on behalf of the Corporations and that the said document made by the Corporations was signed, sealed and delivered by this person as such officer and is the voluntary act and deed of the Corporations, made by virtue of authority from their Board(s) of Directors.

                                                                                                                                                                           /s/

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Schedules

[attached hereto]

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